Exhibit 99.1

TCP Announces Delay in Reporting Third Quarter 2015 Financial Results
Aurora, Ohio (November 5, 2015) - TCP International Holdings Ltd. (NYSE: TCPI) today announced that it will delay the release of its third quarter financial results due to a pending Audit Committee investigation. TCP also announced that it does not anticipate filing its third quarter Form 10-Q by the extended due date of November 23, 2015.
The Audit Committee of TCP’s Board of Directors is conducting an internal investigation concerning the scope and propriety of payments made by its Chairman with his personal funds relating to TCP’s business. The Audit Committee also is investigating whether relationships exist between its Chairman and Vice-Chairman and certain vendors. The Audit Committee has dedicated significant resources to its investigation, including the retention of independent legal and accounting advisors, in order to conduct a thorough and expeditious review.
TCP will take steps to report third quarter financial results and file its third quarter Form 10-Q as soon as practicable after the conclusion of its investigation. TCP does not intend to comment further regarding the investigation until it is completed.
Preliminary financial results for the third quarter 2015 are expected to include revenues within the range of $89 million to $91 million, with diluted earnings per share within the range of $0.00 to $0.03 per share. Revenue decreased in the quarter, compared with the third quarter of 2014, due to lower sales of both CFL and LED products primarily due to lower demand in North America and Asia. Based upon the investigative procedures to date, TCP has not identified any material adjustments to its financial results. However, the investigation is still ongoing and there can be no assurance that material adjustments to these preliminary results will not be required.

About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.
Forward Looking Statements
Certain statements in this release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to the timing and outcome of TCP's Audit Committee investigation. Actual results may differ materially from those implied by such forward-looking statements, which are made only as of the date of this release, due to, among other reasons, ancillary or unforeseen implications of TCP's Audit Committee investigation. TCP expressly disclaims any obligation or undertaking to update such forward-looking statements, except as required by law.

Contact
Brian Catlett
Chief Financial Officer
330-954-7689
ir@tcpi.com

Mike Funari
Sapphire Investor Relations, LLC
617-542-6181
ir@tcpi.com